Exhibit 99.1

HighPeak Energy, Inc. Announces Second Quarter 2022 Results and Operational Updates

Fort Worth, Texas, August 8, 2022 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced financial and operating results for the second quarter 2022 and provided current operational updates.

Second Quarter 2022 and Current Highlights

●

HighPeak legacy second quarter 2022 net sales volumes averaged 21,995 barrels of oil equivalent per day (“Boe/d”), an increase of 83% compared with first quarter 2022, consisting of 86% crude oil and 95% liquids. Company pro forma net production, inclusive of the Hannathon acquisition, averaged approximately 25,400 Boe/d during the second quarter 2022.

●

The Company completed an accretive acquisition of approximately 18,600 net acres from Hannathon Petroleum, LLC (“Hannathon”) late in the second quarter 2022. The acquired acreage is largely contiguous to the Company’s existing Signal Peak area and includes significant existing production, cash flow and operational infrastructure.

●

EBITDAX (a non-GAAP financial measure as defined and reconciled below) associated with legacy HighPeak second quarter 2022 sales volumes was $135.4 million, an increase of 165% compared with first quarter 2022. The cash flow associated with the acquired Hannathon production from the effective date through the closing date was recognized as a reduction to the purchase price and did not contribute to second quarter 2022 results. On a pro forma basis, inclusive of the Hannathon acquisition, second quarter 2022 Company EBITDAX would have been approximately $155 million.

●

As a result of the Company’s recent acquisitions and successful leasing campaign, the Company had more than 97,000 net acres as of June 30, 2022, an increase of approximately 54% compared with year-end 2021.

●	Increased the Company’s Revolving Credit Facility borrowing base and aggregate elected commitments from $138.8 million to $400.0 million and added three banks to the bank syndicate.

●	Second quarter 2022 realized price of $100.63 per Boe and realized cash operating margin of $87.20 per Boe, or approximately 87% of the realized price, excluding the effects of derivatives.

●

HighPeak averaged four (4) drilling rigs throughout the second quarter 2022, added a fifth rig in June 2022 and elected to continue Hannathon’s one rig drilling program upon closing the acquisition. The Company plans to maintain the current six (6) rig drilling program and average approximately three (3) frac fleets throughout the remainder of 2022.

●	HighPeak had 52 gross (46.8 net) horizontal wells in various stages of drilling and completion plus two salt-water disposal wells in progress at the end of the second quarter.

HighPeak CEO, Jack Hightower said “We continued to execute on our growth strategy as evidenced by our significant production and EBITDA increase in the second quarter. Legacy HighPeak oil production was up roughly 88% and EBITDA increased 165% quarter over quarter.

Mr. Hightower, continued, “We are just now starting to realize the impact of our decision to increase drilling activity at the first of the year. Our production rates are expected to continue to increase throughout the remainder of the year and into 2023 as we continue to reap the benefits of adding to our rig count several months ago. With that said, we will focus on efficient drilling through larger extended-reach multi-well pads, while maintaining flexibility in our capital program to react as warranted to sustained market conditions. We expect to be one of the only public companies generating meaningful free cash flow while significantly increasing production in 2023.”

Recent Acquisitions

On June 27, 2022, the Company completed the previously announced acquisition from Hannathon and other non-operated working interest owners to acquire their Howard County assets, consisting of approximately 18,600 net acres predominantly contiguous with the Company’s Signal Peak area, substantial existing production and cash flow, for total consideration of $335.5 million, including customary closing adjustments and closing costs, consisting of $238.3 million in cash and 3.52 million shares of HighPeak’s common stock valued at $97.2 million on the date of closing. Additional acquisition highlights include the leveraging of Hannathon’s substantial infrastructure-in-place to accelerate the pace of the Company’s Signal Peak development, the addition of approximately 200 gross top tier drilling locations and an acreage footprint which is 68% held by production and provides for capital efficient, long lateral development with about 90% of the inventory supporting lateral lengths of 10,000 feet or greater. The assets were acquired at roughly three times 2022 estimated EBITDAX with an expected further uplift from synergies estimated at $70 million on a present value basis. The cash portion of the consideration was funded with cash on hand and borrowings under the Company’s recently increased Revolving Credit Facility.

During the first half of 2022, the Company completed multiple acquisitions contiguous to its Flat Top operating area which, in aggregate, have added over 14,000 net acres. The acquired properties provide high-margin oil production, a significant number of upside drilling locations and robust in-field infrastructure consisting of a salt-water disposal system, produced fluid gathering pipelines and substantial non-potable water sourcing capacity.

Since year-end 2021, the Company’s net acreage position has increased by approximately 54% building from 63,000 net acres to over 97,000 net acres as of June 30, 2022.

Second Quarter Operational Update

The Company’s net sales volumes, excluding the acquired Hannathon production, during the second quarter 2022 averaged 21,995 Boe/d, consisting of approximately 86% oil and 95% liquids. Second quarter production increased 83% compared with the first quarter with oil production up about 88% compared with the first quarter. Production volumes from the Hannathon acquisition will be included in the Company’s financials beginning in the third quarter 2022.

During the second quarter of 2022, the Company drilled 29 gross (27.0 net) operated horizontal wells and one salt-water disposal well utilizing approximately four drilling rigs for most of the quarter, adding a fifth rig in June 2022 and a sixth rig upon closing the Hannathon acquisition at the end of June 2022. Also, the Company completed 27 gross (22.8 net) horizontal wells during the second quarter of 2022. At June 30, 2022, the Company was in various stages of completion on 41 gross (35.8 net) horizontal wells, finishing one SWD well and was in the process of drilling 11 gross (11.0 net) horizontal wells and one salt-water disposal well.

The HighPeak 60MW electric high-voltage substation was commissioned in May 2022 and as a result the Company is in the process of removing rental generators, reducing both the Company’s lease operating expenses and its carbon emissions. To date, the Company has removed approximately 70% of the rental generators in its Flat Top operating area. The electrification of the substation also enabled HighPeak to power its first drilling rig with highline power in Flat Top, reducing both drilling costs and fuel consumption. The Company’s contracted local sand project became operational in June 2022 and is anticipated to significantly reduce well completion costs and improve completion efficiencies. HighPeak is currently servicing 100% of its stimulation fluid needs for two frac crews in Flat Top with recycled produced fluids and local non-potable water sources. The Company is also using recycled fluids for completion operations in Signal Peak.

Michael Hollis, HighPeak’s President, commented, “Inflationary pressures continue to be thematic, however, we have initiated a number of measures to mitigate the effects of industry wide cost increases on both the capital and operating expense side of the equation including our local sand project, the use of cost saving non-potable water and recycled fluids for our Flat Top frac operations and the commissioning of our electrical substation.”

Mr. Hollis further commented, “The HighPeak substation has enabled us to begin removing rental generators which is estimated to reduce lease operating expenses throughout the year, further expanding our industry leading margins while greatly reducing our carbon footprint. We started powering one of our drilling rigs with highline power, saving roughly $90,000 per well at today’s diesel costs. The use of local wet sand is decreasing capital costs per well while also reducing emissions associated with trucking and drying the sand. When fully utilized, wet sand will save approximately $300,000 per well.”

Second Quarter 2022 Financial Results

HighPeak reported net income of $77.6 million for the second quarter of 2022, or net income of $0.64 per diluted share.  Excluding the effects of derivatives and the deferred tax effect thereon (as reconciled below), the Company’s 2022 second quarter net income increased approximately 150% to $87.0 million, or $0.78 per diluted share, compared with $35.9 million, or $0.32 per diluted share, for the first quarter. EBITDAX was $135.4 million, or $1.22 per diluted share, an increase of 165% quarter over quarter. Second quarter EBITDAX was impacted by $37.1 million in derivative settlements.

Second quarter 2022 average realized prices were $111.26 per barrel of crude oil, $47.29 per barrel of natural gas liquids and $6.02 per Mcf of natural gas, resulting in an overall realized price of $100.63 per Boe, or 93% of the weighted average of NYMEX crude oil prices, excluding the effects of derivatives. HighPeak’s cash costs for the second quarter were $14.45 per Boe including lease operating expenses of $8.29 per Boe, production and ad valorem taxes of $5.15 per Boe and cash G&A expenses of $1.01 per Boe. The Company’s unhedged cash margin was $86.18 per Boe, or 79% of the weighted average of NYMEX crude oil prices for the quarter.

HighPeak’s second quarter 2022 capital expenditures to drill, complete, equip, provide facilities and to build water and power infrastructure were approximately $238.1 million. In addition, the Company incurred capital expenditures of approximately $352.5 million for crude oil and natural gas property acquisitions, $108.4 million of which was non-cash with the issuance of 3,893,634 shares of HighPeak common stock.

At June 30, 2022, the Company had $285.0 million in outstanding borrowings under its Revolving Credit Facility, $225.0 million in long-term notes outstanding and $22.4 million of cash on hand.  In June 2022, simultaneously with the closing of the Hannathon acquisition, the Company entered into an amendment of its Revolving Credit Facility and increased the borrowing base and bank commitments to $400.0 million and added three banks to the bank group.

Hedging Update

As of June 30, 2022, the Company hedged 1.99 million barrels of its remaining 2022 crude oil production at an average swap price of $87.53 per barrel and 641,200 barrels of its 2023 crude oil production at an average swap price of $66.04 per barrel. The Company’s crude oil derivative contracts are based on reported settlement prices on the New York Mercantile Exchange (“NYMEX”) for West Texas Intermediate pricing. The Company also hedged 920,000 MMBtu of its remaining 2022 natural gas production and 450,000 MMBtu of its 2023 natural gas production at an average price of $9.00 per MMBtu. The Company’s natural gas derivative contracts are based on reported settlement prices on the NYMEX for Henry Hub pricing.

Dividend

In January and April 2022, the Company’s Board of Directors approved a quarterly dividend of $0.025 per share which resulted in a total of $2.4 million and $2.6 million in dividends paid to stockholders on February 25, 2022 and May 25, 2022, respectively. In addition, in July 2022, the Company’s Board of Directors declared a quarterly dividend of $0.025 per share which will result in a total of $2.7 million in dividends paid on August 25, 2022 to stockholders of record on August 1, 2022.

Conference Call

HighPeak Energy will host a conference call and webcast on Tuesday, August 9, 2022 at 10:00 a.m. Central Time for investors and analysts to discuss its second quarter 2022 financial results and operational highlights. Conference call participants may register for the call here. Access to the live audio-only webcast and replay of the earnings release conference call may be found here. A live broadcast of the earnings conference call will also be available on the HighPeak Energy website at www.highpeakenergy.com under the “Investors” section of the website. A replay will also be available on the website following the call.

When available, a copy of the Company’s earnings release, investor presentation and Quarterly Report on Form 10-Q may be found on its website at www.highpeakenergy.com.

Conference Participation

The Company will participate in virtual investor meetings during the upcoming Seaport Research Partners Annual Summer Investor Conference beginning on August 23, 2022.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent crude oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional crude oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate” or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. (“HighPeak Energy,” the “Company” or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company’s control.

These risks and uncertainties include, among other things, volatility of commodity prices, political instability or armed conflict in crude oil or natural gas producing regions such as the ongoing war between Russia and Ukraine, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease (“COVID-19”) pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy’s crude oil, natural gas liquids and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of crude oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other filings with the SEC. The Company undertakes no duty to publicly update these statements except as required by law.

HighPeak Energy, Inc. Unaudited Condensed Consolidated Balance Sheet Data (In thousands)

	June 30, 2022	March 31, 2022	December 31, 2021
Cash and cash equivalents	$22,417	$35,850	$34,869
Other current assets	123,566	65,283	52,085
Crude oil and natural gas properties, net	1,596,082	1,037,433	725,615
Other noncurrent assets	6,707	6,152	6,391
Total assets	$1,748,772	$1,144,718	$818,960

Current liabilities	$272,119	$179,646	$103,000
Long-term debt, net	488,532	203,197	97,929
Other long-term liabilities	87,733	67,994	64,968

Stockholders' equity
Common stock	11	10	10
Additional paid-in capital	909,325	777,501	617,489
Accumulated deficit	(8,948)	(83,630)	(64,436)
Total stockholders' equity	900,388	693,881	553,063
Total liabilities and stockholders' equity	$1,748,772	$1,144,718	$818,960

HighPeak Energy, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating Revenues:
Crude oil sales	$190,926	$46,985	$277,864	$71,855
Natural gas and NGL sales	10,502	1,285	15,793	2,132
Total operating revenues	201,428	48,270	293,657	73,987
Operating Costs and Expenses:
Crude oil and natural gas production	16,595	4,692	26,041	6,919
Production and ad valorem taxes	10,301	2,543	15,307	4,207
Exploration and abandonments	184	463	393	654
Depletion, depreciation and amortization	34,883	16,857	51,907	29,820
Accretion of discount	66	37	120	72
General and administrative	2,016	1,617	3,956	3,376
Stock-based compensation	14,579	1,023	18,555	1,989
Total operating costs and expenses	78,624	27,232	116,279	47,037
Income from operations	122,804	21,038	177,378	26,950
Interest and other income	2	—	252	1
Interest expense	(9,282)	(152)	(14,534)	(206)
Derivative loss, net	(11,891)	(13,596)	(78,285)	(13,596)
Other expense	—	(127)	—	(127)
Income before income taxes	101,633	7,163	84,811	13,022
Income tax expense	24,072	1,420	23,760	2,535
Net income	$77,561	$5,743	$61,051	$10,487

Earnings per share:
Basic net income	$0.69	$0.06	$0.56	$0.11
Diluted net income	$0.64	$0.06	$0.52	$0.10

Weighted average shares outstanding:
Basic	103,178	92,676	99,530	92,634
Diluted	111,228	92,676	106,843	92,830

Dividends declared per share	$0.025	$—	$0.050	$—

HighPeak Energy, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$61,051	$10,487
Adjustments to reconcile net income to net cash provided by operations:
Exploration and abandonment expense	32	369
Depletion, depreciation and amortization expense	51,907	29,820
Accretion expense	120	72
Stock based compensation expense	18,555	1,989
Amortization of debt issuance costs	1,781	77
Amortization of original issue discount on senior notes	2,741	—
Derivative-related activity	16,442	12,558
Deferred income taxes	23,760	2,535
Changes in operating assets and liabilities:
Accounts receivable	(50,857)	(16,064)
Prepaid expenses, inventory and other assets	(2,571)	(366)
Accounts payable, accrued liabilities and other current liabilities	25,225	5,803
Net cash provided by operating activities	148,186	47,280
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to crude oil and natural gas properties	(403,177)	(89,959)
Changes in working capital associated with crude oil and natural gas property additions	105,476	15,223
Acquisitions of crude oil and natural gas properties	(250,448)	(2,070)
Other property additions	(996)	(61)
Net cash used in investing activities	(549,145)	(76,867)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of senior unsecured notes, net of discount	210,179	—
Borrowings under revolving credit facility	380,000	14,000
Repayments under revolving credit facility	(195,000)	—
Debt issuance costs	(9,098)	(1,759)
Proceeds from exercises of warrants	7,750	5,466
Proceeds from subscription receivable from exercise of warrants	—	3,596
Proceeds from exercises of stock options	120	1,574
Dividends paid	(4,959)	—
Dividend equivalents paid	(427)	—
Stock offering costs	(58)	—
Net cash provided by financing activities	388,507	22,877
Net increase (decrease) in cash and cash equivalents	(12,452)	(6,710)
Cash and cash equivalents, beginning of period	34,869	19,552
Cash and cash equivalents, end of period	$22,417	$12,842

HighPeak Energy, Inc.
Unaudited Summary Operating Highlights

	Three Months Ended June 30,
	2022	2021
Sales Volumes:
Crude oil (Bbls)	1,716,084	723,584
NGLs (Bbls)	176,438	45,712
Natural gas (Mcf)	654,299	179,503
Total (Boe)	2,001,572	799,213

Daily Sales Volumes:
Crude oil (Bbls/d)	18,858	7,951
NGLs (Bbls/d)	1,939	502
Natural gas (Mcf/d)	7,190	1,973
Total (Boe/d)	21,995	8,783

Revenues (in thousands):
Crude oil sales	$190,926	$46,985
Crude oil derivative settlements	(37,082)	(1,038)
NGL and natural gas sales	10,502	1,285
Total Revenues, including derivative settlements	$164,346	$47,232

Average sales prices:
Crude oil (per Bbl)	$111.26	$64.93
Crude oil derivative settlements (per Bbl)	(21.61)	(1.43)
NGL (per Bbl)	47.29	26.77
Natural gas (per Mcf)	6.02	2.81
Total, including derivative contract settlements (per Boe)	$82.11	$59.10

Weighted Average NYMEX WTI ($/Bbl)	$108.77	$65.91
Weighted Average NYMEX Henry Hub ($/Mcf)	6.99	2.87
Realization to benchmark
Crude oil (per Bbl)	102%	99%
Natural gas (per Mcf)	86%	98%

Operating Costs and Expenses (in thousands):
Lease operating expenses	$16,595	$4,692
Production and ad valorem taxes	10,301	2,543
General and administrative expenses	2,016	1,617
Depletion, depreciation and amortization	34,883	16,857

Operating costs per Boe:
Lease operating expenses	$8.29	$5.87
Production and ad valorem taxes	5.15	3.18
General and administrative expenses	1.01	2.02
Depletion, depreciation and amortization	17.43	21.09

HighPeak Energy, Inc.
Unaudited Summary Operating Highlights

	Six Months Ended June 30,
	2022	2021
Sales Volumes:
Crude oil (Bbls)	2,620,296	1,149,764
NGLs (Bbls)	284,250	72,161
Natural gas (Mcf)	1,090,181	320,594
Total (Boe)	3,086,243	1,275,357

Daily Sales Volumes:
Crude oil (Bbls/d)	14,477	6,352
NGLs (Bbls/d)	1,570	399
Natural gas (Mcf/d)	6,023	1,771
Total (Boe/d)	17,051	7,046

Revenues (in thousands):
Crude oil sales	$277,864	$71,855
Crude oil derivative settlements	(61,843)	(1,038)
NGL and natural gas sales	15,793	2,132
Total Revenues, including derivative settlements	$231,814	$72,949

Average sales prices:
Crude oil (per Bbl)	$106.04	$62.50
Crude oil derivative settlements (per Bbl)	(23.60)	(0.90)
NGL (per Bbl)	45.03	27.16
Natural gas (per Mcf)	5.28	2.55
Total, including derivative contract settlements (per Boe)	$75.11	$57.20

Weighted Average NYMEX WTI ($/Bbl)	$103.93	$63.26
Weighted Average NYMEX Henry Hub ($/Mcf)	6.15	2.80
Realization to benchmark
Crude oil (per Bbl)	102%	99%
Natural gas (per Mcf)	86%	91%

Operating Costs and Expenses (in thousands):
Lease operating expenses	$26,041	$6,919
Production and ad valorem taxes	15,307	4,207
General and administrative expenses	3,956	3,376
Depletion, depreciation and amortization	51,907	29,820

Operating costs per Boe:
Lease operating expenses	$8.44	$5.43
Production and ad valorem taxes	4.96	3.30
General and administrative expenses	1.28	2.65
Depletion, depreciation and amortization	16.82	23.38

HighPeak Energy, Inc.
Unaudited Reconciliation of Net Income to EBITDAX
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$77,561	$5,743	$61,051	$10,487
Interest expense	9,282	152	14,534	206
Interest and other income	(2)	—	(252)	(1)
Income tax expense	24,072	1,420	23,760	2,535
Depletion, depreciation and amortization	34,883	16,857	51,907	29,820
Accretion of discount	66	37	120	72
Exploration and abandonment expense	184	463	393	654
Stock-based compensation	14,579	1,023	18,555	1,989
Derivative-related noncash activity	(25,191)	12,558	16,442	12,558
	—	127	—	127
EBITDAX	$135,434	$38,380	$186,510	$58,447

HighPeak Energy, Inc.
Unaudited Net Income Excluding the Effects of Derivatives
(In thousands)

	As Reported Three Months Ended June 30, 2022	Effect of Derivatives	Three Months Ended June 30, 2022 Excluding the Effects of Derivatives
Income before income taxes	$101,633	$11,891	$113,524
Income tax expense	24,072	2,497	26,569
Net income	$77,561	$9,394	$86,955

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.